ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Addison, Texas, August 11, 2008; ULURU Inc. (AMEX: ULU) today reported financial results for the second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, the net loss attributable to common stockholders was $2,334,000, or $0.04 per share, compared to a net loss of $1,209,000, or $0.02 per share, for the corresponding period in 2007.  The second quarter 2008 net loss was impacted by non-cash expenses of $560,000, which included  share-based compensation, amortization, and depreciation of $261,000, $269,000 and $30,000, respectively, whereas the second quarter 2007 net loss included non-cash expenses of $405,000, which included  share-based compensation, amortization, and depreciation of $119,000, $269,000 and $17,000, respectively.

Income Statement
Revenues for the second quarter of 2008 were $96,000, compared with $119,000 for the same period last year.  The decrease of $23,000 in revenues is primarily attributable to a decrease in sponsored research of $35,000, as the prior year revenue was non-recurring.

Total costs and expenses, including amortization and depreciation, increased by $975,000 in the second quarter of 2008 to $2,508,000, as compared with the corresponding period in 2007 where total costs and expenses, including amortization and depreciation, were $1,533,000.  The overall expense increase is primarily attributable to increases in Research and Development of $314,000 and increases in Selling, General and Administrative of $648,000.  The increase in Research and Development expenses is attributed to additional costs in direct research for Altrazeal™ related products of $35,000 and OraDisc™ related products of $16,000, increases for our clinical testing programs of $53,000, regulatory consulting and expenses of $66,000, and additional scientific personnel costs, including share-based compensation, of approximately $145,000.  The Selling, General and Administrative expense increase was comprised of administrative personnel costs of $299,000, which is inclusive of $134,000 of share-based compensation, along with increased expenses of $323,000 associated with the ramp-up of our initial sales and marketing efforts for our wound care product line.

Interest and miscellaneous income decreased in the second quarter of 2008 to $79,000 as compared with $206,000 for the same period in the previous year.  The decrease of $127,000 is attributable to a decrease in interest income due to lower cash balances and lower interest yields in 2008 versus prior year.

Balance Sheet
Cash and cash equivalents totaled $11,684,000 at June 30, 2008, a decrease of $2,296,000 as compared to our cash and cash equivalents at December 31, 2007 of $13,980,000.   The decrease in net cash for the six months ended June 30, 2008 was due primarily to the net cash used in operations of $1,781,000 and the expenditure of $420,000 for manufacturing equipment purchases associated with our OraDisc™ and Altrazeal™ products.

Overview
Commenting on the financial results Kerry P. Gray, President and CEO stated, “With the exception of a delayed receipt of a milestone payment associated with a regulatory filing, our operating results were in line with our forecast projections. The increase in operating expenses are primarily associated with the commercialization and development of our Altrazeal™ range of products. To support the launch of Altrazeal™, we will continue to invest in our sales and marketing efforts. These efforts are expected to establish key opinion leader support and to develop our business in burn and wound care centers.”

During the second quarter we achieved numerous important milestones to include;

•	Launch of Altrazeal™;
•	Establishment of our commercial infrastructure, which now includes nine product specialists;
•	Signing of definitive agreement to acquire Bio Med Sciences, Inc.; and
•	Signing of an additional OraDisc™ development agreement.

In conjunction with strategic partners, advancements for of the development of wound care actives in Altrazeal™ continues.  Additionally, we have advanced the development of Altrazeal™ containing silver and anticipate filing a 510k regulatory application with the FDA within the next 60 days.

Gray continued, “We are very pleased with the reception Altrazeal™ has received both in burn units and wound care centers. The clinical experience to date is very positive, with the advantages of the Nanoflex technology being demonstrated in a wide variety of difficult to treat wounds. The pre-clinical results including, ease of application, use without a second dressing, accelerated healing, and reduced dressing changes have been demonstrated in numerous wound types. Importantly, patient feedback on the comfort of the dressing and pain has been very positive”.

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing our innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the expected launch of our wound dressing product, development of a silver containing product, impact on cost of the production scale-up, the launch of additional products, and our expectation that our licensing fees will increase and offset increased expenses. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, pre-clinical results for our products and advantages of our products and the consummation of the proposed acquisition of Bio Med Sciences, Inc.. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
License fees	$25,522	$16,831	$39,293	$154,880
Royalty income	84,772	81,456	160,346	136,918
Product sales	405	---	166,878	---
Other	(15,000)	20,501	(15,000)	210,501
Total Revenues	95,699	118,788	351,517	502,299

COSTS AND EXPENSES
Cost of goods sold	119	---	137,734	---
Research and development	867,544	553,755	1,742,760	1,119,163
Selling, general and administrative	1,341,235	693,588	2,234,470	1,288,826
Amortization	269,183	268,630	538,367	534,173
Depreciation	30,202	17,173	50,474	33,877
Total Costs and Expenses	2,508,283	1,533,146	4,703,805	2,976,039

OPERATING (LOSS)	(2,412,584)	(1,414,358)	(4,352,288)	(2,473,740)

Other Income (Expense)
Interest and miscellaneous income	78,888	205,825	203,933	419,630
Interest expense	---	---	---	(1,574)

(LOSS) BEFORE INCOME TAXES	(2,333,696)	(1,208,533)	(4,148,355)	(2,055,684)

Income taxes	---	---	---	---
NET (LOSS)	$(2,333,696)	$(1,208,533)	$(4,148,355)	$(2,055,684)

Basic and diluted net (loss) per common share	$(0.04)	$(0.02)	$(0.07)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	62,466,881	61,916,935	62,445,519	61,326,745

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$11,684,039	$13,979,828
Current assets	12,536,715	15,536,146
Property and equipment, net	1,891,882	1,532,881
Other assets	10,664,330	11,053,976
Total assets	25,092,927	28,123,003

Current liabilities	1,432,315	1,389,989
Long term liabilities – deferred revenue	1,055,777	495,281
Total liabilities	2,488,092	1,885,270
Total stockholders’ equity	22,604,835	26,237,733